Exhibit 4.21

Shanghai Taomee Network Technology Co., Ltd.

Sales Cooperation Agreement for Taomee Internet Physical Cards

THIS SALES COOPERATION AGREEMENT FOR TAOMEE INTERNET PHYSICAL CARDS (this “Agreement”) is entered into in Shanghai on January 1, 2013 by and between:

Party A: Shanghai Taomee Network Technology Co., Ltd.

Address: 13-16/F, Building No. A-2, No. 1528 Gumei Road, Modern Service Industry Park, Xuhui District, Shanghai

Zip code: 200233

Tel.: 021-61280056

Fax: 021-33674310

Bank A/C No.: 3100 1613 4020 5000 7213

Opening bank: China Construction Bank Shanghai Caohejing Sub-branch

Account name: Shanghai Taomee Network Technology Co., Ltd.

Alipay account: zhifubao@taomee.com

And

Party B:

Address:

Zip code:

Tel.:

Fax:

Article 1   WHEREAS:

The internet products operated by Party A in China use Mimi cards charging as the means for payments.

Party B is a software sale and service enterprise with rich experiences in the sale of software and network products as well as good local channel coverage and marketing capabilities.

Party A and Party B, based on their respective strengths, are willing to cooperate with each other by authorizing Party B to provide Taomee Mibi selling services in the regions designated herein.

Article 2   Definitions

Unless otherwise agreed herein, the following terms shall have the following meanings:

2.1 Taomee Mibi

Taomee Mibi are virtual currencies issued by Taomee and purchased and used by users as the payment vouchers for ordering or selecting related value-added services from Taomee’s website. Each Taomee Mibi is worth RMB1 (subject to the announcements made by Party A).

2.2 Taomee Mibi Physical Cards/Products

As a payment card for Taomee Mibi, Taomee Mibi Physical Card supports the free selection of a series of Taomee-related charging services according to the Mibi amount in the card. Due to the physical nature, it is named as Taomee Mibi Physical Card (hereinafter referred to as the “Physical

Card”). They include but are not limited to, the form with a face value of RMB30, the form RMB10 and other forms.

Physical cards apply to all the products under the Taomee network platform, including but not limited to Mole’s World, Seer, Flower Fairy, Gong Fu Pai and other forthcoming products.

2.3 Month

When the word “month” used in different places herein means a unit of time, it refers to the period of time from the first day to the last day of a month, except the month in which this Agreement is signed.

2.4 Agreed Region

Party B is authorized as an agent for selling Taomee Mibi Physical Cards in[   ] Province/District of the People’s Republic of China (hereinafter referred to as the “Agreed Region”). During the term of this Agreement, Party A shall sell Taomee Mibi Physical Cards in the Agreed Region, and shall not sell Taomee Mibi Physical Cards out of the Agreed Region. Part B is authorized as a non-exclusive agent by Party A, and Party A has the right to authorize any third party to sell Taomee Mibi Physical Cards in Agreed Region.

2.5 Nature of the Sale of Physical Cards

2.5.1 The terminals of sale of Physical Cards shall be Entity Shops, including but not limited to software stores, newsstands, supermarkets, convenience stores, etc.

2.5.2 No physical cards shall be scrapped off and sell through the internet platform in the form of card number, password or other forms such as turning physical cards into virtual sales.

Article 3   Representations and Warranties

3.1       It is hereby warranted by both Party A and Party B that they are qualified for engaging in the transactions hereunder and that such transactions fall within their respective scope of business.

3.2       It is hereby warranted by both Party A and Party B that they are fully qualified for concluding this Agreement and performing their respective obligations hereunder.

3.3       Each party warrants that its authorized representative has the full authority to execute this Agreement on its behalf.

3.4       During the term of this Agreement, Party B shall not sell similar products as Party A’s or other competitive products.

Article 4   Supply, Pricing and Settlement

4.1       The supply price offered by Party A to Party B will be calculated at a certain discount rate. For the specific supply prices, please see Attachment 1 (“Commercial Terms and Conditions”) hereto.

4.2       When Party B buys Taomee Mibi Physical Cards from Party A during the term of this Agreement, it shall appropriately give Party A a notice 5 working days in advance about the types and quantities of products which it wants to buy. Party A shall deliver the products ordered to Party B on its own or by its designated agent after receiving the payment from Party B.

4.3       For details about the principles for buying and receiving goods of Party B, please see Attachment 1 (Commercial Terms and Conditions) hereto.

Article 5   Marketing and Technical Support

5.1       Party A has the obligation to provide Party B with timely technical support, information and materials relating to product sales so that Party B may carry out sales and promotional work.

5.2       Party A shall fully and accurately provide the marketing strategy and promotional plan for its products. When carrying out promotional activities, Party A shall notify Party B in advance so that Party B may cooperate with Party A in sales; Party A shall use effective channels e.g. Party A’s website, Taomee login interface, etc. to let users know the promotional activities of Taomee Mibi.

5.3       It is determined by Party A and Party B through negotiation that Party A shall actively support Party B in marketing and advertising; During the term of this Agreement, Party A’s market promotional activities in Agreed Region shall mainly be sponsored or assisted by Party B.

5.4       It is determined by Party A and Party B through negotiation that, during the sales process, Party B may cooperate with Party A in promoting and publicizing products through distributing promotional materials, hosting exhibitions, organizing topic-specific promotions, etc. for paying or free. Details shall be separately agreed by both parties. Party B shall actively publicize the Party A’s products and duly carry out its sales work in Agreed Region.

5.5       Common Advertisement Support - Party A and Party B shall closely collaborate in promoting and publicizing the Taomee Mibi Physical Cards.

5.6       Before marketing and promotion, Party B shall submit relative marketing strategy and promotional plan in the form of writing to Party A, and with the written consent of Party A, Party B may carry out relative marketing, promotion activities and sales strategy.

Article 6   Product Replacement

6.1       As for those products which cannot be used during the valid term as indicated on the cards, Party A shall replace them. Party A shall complete the product replacement and deliver the replacement products to Party B within 30 days after Party B returns the defective products to Party A.

6.2       The Taomee Mibi Physical Cards to be replaced as aforementioned must have been purchased from Party A or its designated agent during the term of this Agreement and the time of return to Party A shall be no later than 30 working days prior to the last day of the valid term as indicated on the card. Otherwise, Party A will make no replacement. The costs arising in connection with such replacement (including transport costs, insurance premium, loading and unloading costs, cost of production, necessary handling charge, etc) shall be borne by Party B.

Article 7   After-sale Services

7.1       Party A shall provide users with good after-sale services and Party B may assist Party A in doing so.

7.2       Party A shall notify Party B of the way and approach by which users may have access to services for the above-mentioned products to ensure that users have access to training, maintenance, upgrade and other services. If the way and approach to service is changed, Party A shall promptly notify Party B of such change.

7.3       When any of Party A’s product is upgraded, Party A shall notify Party B of such update in writing beforehand, detailing the way for upgrading the product, Party B’s settlement means, etc. and Party A shall ensure the user can smoothly performing upgrading work.

7.4       Party B shall promptly feed-back sales of products, users’ records, problems of products quality, users’ opinions to Party A pursuant to Party A’s requirements.

Article 8   Confidentiality

8.1       Party A shall strictly keep confidential and not disclose to any third party (except pursuant to the requirements of related laws, regulations, government departments, security exchange, other regulatory bodies, legal counsel, financial counsel, business counsel, other counsels or authorized employees) any and all the sales, market, inventory information, etc. provided by Party B.

8.2       Party B shall strictly keep confidential and not disclose to any third party any and all the market, price, agency stipulations information provided by Party A in connection with the products

8.3       Each party shall also keep confidential the other party’s business secrets such as operational information, technical information, regardless whether such secrets were obtained at the time of signing, during performance or after termination hereof. The obligation for confidentiality will not be terminated when this Agreement terminates.

8.4       Unless required by any lawsuit, arbitration regarding this Agreement or the requirements of related laws, regulations, government departments, security exchange, other regulatory bodies, legal counsel, financial counsel, business counsel, other counsels or authorized employees, one party shall not disclose any content hereof to any third party without prior consent from the other party.

Article 9   Party A’s Warranties for Products and Services

9.1       Party A is responsible for maintenance of the service websites and customer client programs for Taomee Mibi to ensure that users enjoy the services promised by Party A.

9.2       Party A warrants that all the Taomee Mibi sold by Party B are safe and valid and can be effectively registered within the term of this Agreement or within six months after this Agreement terminates. If the registration period implemented by Party A is longer, the longer shall be adopted.

9.3       Party A is responsible for setting the service contents of Taomee Mibi cards. Party A shall promptly introduce to Party newly added services and improvements on existing services, respect and listen to the opinions and suggestions offered by Party B and promptly gives feedback.

9.4       Party A is responsible for providing Taomee Mibi users with services, including answering user questions, handling user complaints and feedback, etc.

9.5       All the intellectual property rights are owned by Party A. This Agreement does not grant Party B any right for owning any of Party A’s intellectual property rights. When performing this Agreement, Party B shall respect the intellectual property rights (patent rights, trademark rights, copyrights, etc.) of Party A. Party B shall use the intellectual property rights owned by Party A solely for the purpose of performing this Agreement. If Party B intends to use any of the intellectual property rights owned by Party A for any purpose out of the scope of performing this Agreement, Party B shall give Party A 15 days’ written notice and obtain written consent from Party A before using such intellectual property right.

Article 10   Term, Effectiveness and Renewal of Agreement

10.1                        Attachment 1 (Commercial Terms and Conditions) and Attachment 2 (Rebate Calculation Method) hereto are integral parts hereof. Such attachments have the same legal force as this Agreement and will be officially implemented on and from the date of effectiveness hereof.  Party A reserves the rights of making rectifications, additional and explanations to this Agreement. This

Agreement will take effect when signed by and affixed with the company seals of both parties.

The term of this Agreement will last until June 30, 2013.

10.2                        When the term of this Agreement ends, both parties may sign a written agreement to extend the term.

Article 11                Liabilities for Breach of Contract

11.1                        Both parties shall strictly abide by the provisions herein, If any party suffers any adverse social impact or economic loss due to any material default on the other party, the affected party shall have the right to hold the breaching party liable, requesting the breaching party to eliminate the impact and compensate the affected party for the corresponding economic loss, and terminate this Agreement, unless otherwise provided for herein.

11.2                        If any party cannot perform or fully perform its obligations hereunder due to any inevitable/irresistible force majeure event (earthquake, flood, fire disaster, policy change, etc), the affected party shall be exempted or partial from liability, however, the affected party shall immediately notify the other party and provide the other party with a document that effectively evidence the occurrence of the force majeure event. Within the reasonable period after the impact of the force majeure event disappears, one party or both parties shall continue to performance this Agreement.

Article 12 Settlement of Disputes

Any dispute arising out of performing this Agreement shall be solved by both parties through friendly negotiation. In case negotiation fails, either party shall submit it to the people’s court at Party A’s address that has jurisdiction over this Agreement for judgment.

Article 13 Miscellaneous

13.1 Without the prior written consent of one party, the other party shall not transfer any rights or obligations hereof to any third party, except that Party A transfers its rights and obligations to its affiliations.

13.2 If any provision of this Agreement at any time, under any legal territory, in any way becomes illegal, invalid or unenforceable, the validity and legitimacy, enforceability and other provisions of this Agreement are not affected or impaired.

13.3 For any matter not covered herein, both parties may sign a supplementary agreement which shall have the same legal force as this Agreement. This Agreement shall be three identical copies, two(2) for Party A and one(1) for Party B.

Party A

[seal: Shanghai Taomee Network Technology Co., Ltd.]

Legal or authorized representative:

Party B

[seal:                                       ]

Legal or authorized representative:

Attachment 1 Commercial Terms and Conditions

I.                Ordering and delivery

1. Party B submits order requirements to Party A’s channel manager. After Party A’s channel manager confirms that the inventory is sufficient, Party B fills out, signs and affixes its company seal to the Internet physical card order form, and makes payment through Alipay or bank remittance. At the same time, Party B shall fill out the order application form in the card system.

2. If Party B uses any personal bank account or any other bank account of any non-contractual company to make payment, a collection and payment agreement shall be signed beforehand.

3. Party B shall fill out the order application form in the card system by 15:30 every working day and fax the order form and remittance slip to Party A’s Sales Support at 021-33674310.

4. An order entered into the system by Party B and faxed after 15:30 will be regarded as an order for the next day; for an order whose payment is received by 16:00 of a working day, Party A will arrange the card factory to make delivery within 2 working days.

5. Instructions for ordering: the order quantity of cards with a face value of RMB10 must be multiples of 2000, while that of RMB30 must be multiples of 200.

6. Each time, Party B’s order amount shall be no less than RMB20,000.

7. Unless otherwise agreed by both parties, Party A shall deliver Taomee Mibi to the following address designated by Party B:

Recipient:

Tel.:

Address:

Zip:

II. Prices

1.              Party A shall deliver cards to Party B at 88% of the face values, that is to say, Party A offers Party B a price discount of 12%. Without the prior written consent of Party A, the sales prices offered by Party B to its sub-agents shall not exceed 89% of the face values of cards and Party A has the right to deliver cards to sub-agents at 89% of the face values of cards or higher price.

2. Taomee Mibi physical cards can be used nationwide and are not subject to regional settings or divided by region.

3. The valid period of any Taomee Mibi physical card is no longer than two years.

Remarks: After execution of this attachment, provided that new products released, Party A will announce the sales policies of new products, and Party A has the right to decide whether the sales policies of the attachment hereunder is applicable to new products.

III. Rebates

1. Taomee Network will offer the distributor with a rebate of a certain numerical value as reward on the basis of the distributor’s sales amount for the previous rebate calculating period and the consumption of cards charged in its region.

2. The maximum rebate is 4%.

3. The sales rebate is 2%, and will be calculated on a quarterly basis. The reward will be granted to offset the price for the cards shipped to the distributor next time.

4. The promotion rebate is 2%, and will be calculated on a biannual basis. The reward will be granted to offset the price for the cards shipped to the distributor next time.

5. All rebates shall be preconditioned on the channel policy of Taomee Network.

6. For the method for calculating rebate percentage, please see Attachment 2.

IV. Sales rewards

Party A will provide Party B with extra rewards on the basis of the working performance of Party B.

The term of this Attachment shall be the same as that of the Main Agreement.

This Attachment will take effect on and from the day it is signed by and affixed with the company seals of both parties.

Party A

[seal:              ]

Representative:

Party B

[seal:              ]

Representative:

Attachment 2 Rebate Calculation Method

The rebate for Taomee Mibi physical cards for 2013 consists of two parts: sales rebate is 2%; promotion rebate is 2%.

I sales rebate

The sales rebate is 2%, and will be calculated on a quarterly basis. The reward will be granted to offset the price for the cards shipped to the distributor next time.

The sales rebate for Taomee Mibi physical cards consists of fourparts: local consumption rate, market share, quarterly sales task, daily work.

The weights of local consumption rate, market share, quarterly sales task, daily work are 15%, 15% 60% and 10%, respectively.

i.e.

Sales Rebate = Actual Quantity shipped for current quarter within local region× (rebate percentage obtained for local consumption rate + rebate percentage obtained for market share + rebate percentage obtained for quarterly sales task+ rebate percentage obtained for daily work)

(1)         Rebate percentage calculation method for local consumption rate (the weight is 15%)

Local consumption rate is the quotient obtained through dividing the consumption within the local region of Mimi cards sold by an agent during a certain period of time by the consumption of Mimi cards sold by the same agent during the same period of time.

Rebate percentage obtained for local consumption rate

Local consumption rate (X)	Rebate percentage obtained
Local consumption rate <70%	0
70%< local consumption rate<85%	Base rebate percentage (2%) × X×15%
85%<local consumption rate	Base rebate percentage (2%) × 15%

Note: For the local consumption rate (X) ranges 0-70%, 70%-85% and 85-100% in the rebate percentage calculation table, the boundaries are temporary and without obtaining the prior written consent from Party B, Party A has the right to adjust on the basis of the market conditions.

Party A will compile the local consumption rate for every agent on a monthly basis. If the local consumption rate is found to be lower than 70% for one time, Party A will alert the agent of this and deduct the rebate percentage of current month. If the local consumption rate is found to be lower than 70% twice, this Agreement will be regarded as unilaterally terminated by the agent (including related attachments).

(2) Rebate percentage calculation method for market share (the weight is 15%)

Market share is the quotient obtained through dividing the consumption within the local region of Mimi cards sold by an agent during a certain period of time by the total consumption of Mimi cards within the region of the same agent during the same period of time.

When the market share of the agent is lower than a certain percentage (the percentage is determined by Party A), Party A may consider degrading or replacing the agent.

Rebate percentage obtained for market share

Market share (X)	Rebate percentage obtained
Market share <70%	0
70% <market share <85%	Base rebate percentage (2%) × X × 15%
85%< market share	Base rebate percentage (2%) × 15%

Note: For the market share (X) ranges <70%, 70%-85% and 85-100% in the rebate percentage calculation table, the boundaries are temporary and without obtaining the prior written consent from Party B, Party A has the right to adjust on the basis of the market conditions.

(3) Rebate percentage calculation method for quarterly sales task (the weight is 60%)

The completion rate of quarterly sales task is the quotient dividing Actual Quantity of Mimi cards shipped for current quarter within the local region by the Scheduled Sales of Mimi cards for current quarter within the same region.

Each quarter, Party A shall make a sales schedule for Party B, namely, the Scheduled Sales of Mimi cards for current quarter within the region.

Party B’s Actual Quantity of current quarter: Party B’s purchase quantity of Mibi cards for current quarter, unit: Mibi

If Local consumption rate >100%, the score is 60 (60 in total);

If Local consumption rate<100%, the score is Local consumption rate×60.

(4) Rebate percentage calculation method for daily work (the weight is 10%)

Party A shall evaluate Party B ‘s daily work pursuant to the performance of Party B’s cooperation with Party A, including the submission of weekly report and monthly report, collection of market information and team building, etc.

2 Promotion Rebate

The promotion rebate is 2%, and will be calculated on a biannual basis. The reward will be granted to offset the price for the cards shipped to the distributor next time.

promotion rebate= Actual Quantity shipped for current quarter within the local region× the rebate percentage obtained for promotion

The rebate percentage obtained for promotion is based on promotion activities and the scores obtained from promotion activities for current quarter.

The term of this Attachment shall be the same as that of the Main Agreement.

All the matters covered herein shall be subject to this Attachment. Any matter not covered herein shall be subject to the provisions of the Main Agreement.

This Attachment will take effect on and from the day it is signed by and affixed with the company seals of both parties.

Party A

[seal:                    ]

Representative:

Party B

[seal:                    ]

Representative: